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                                                                   EXHIBIT 10.18

[Danka Logo]

November 20, 2000

Mr. Michael Gifford
11216 Tamiami Trail North
PMB334
Naples, FL 34110

Dear Michael:

     This Letter will confirm the agreement between you and the Danka Business Systems, PLC, Board of Directors, to perform the duties of Chief Executive Officer of the Company until a permanent Chief Executive Officer is found or this Letter Agreement is otherwise terminated by either party. Your powers and duties for the Company shall be those powers and duties customary to the Chief Executive Officer in similar publicly held corporations and you will report to the Board of Directors.

     The Company shall pay you the sum of Five Thousand & 00/100 Dollars ($5,000.00) per day for those days you perform services for the Company. Please submit a bi-weekly statement to Keith Nelsen in the Legal Department which identifies the number of days worked and expenses incurred and you will be reimbursed within ten (10) business days. You will be reimbursed for all reasonable and necessary business expenses, both while staying in St. Petersburg on Company matters and during other travel related to Company matters, including: hotel, meals, travel and transportation to and from your home in Naples, Florida. All payments will be by direct deposit from the Company into such account as you identify.

     This Agreement will be effective as of October 11, 2000, and shall continue in effect until terminated by either party upon seven (7) days notice, or immediately upon mutual agreement.

     The parties acknowledge that you are a member of the Company's Board of Directors and will abide by all directives of the Board regarding independence and other similar issues. The relationship created under this Agreement is that of an independent contractor and not as an employee.

     The Board appreciates your willingness to serve in this capacity. If you have any questions regarding this arrangement, please direct them to me as Chair of the Human Resources Committee.

                                               Very truly yours,


                                               /s/ C. Anthony Wainwright
                                               -------------------------
                                               C. Anthony Wainwright

11201 Danka Circle North
St. Petersburg, FL 33716

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